Exhibit 99.1

ViaSat Announces Third Quarter Fiscal Year 2017 Results

-	Fiscal 2017 year-to-date results marked multiple new records including: record contract awards of $1.3 billion, revenues of $1.1 billion and Adjusted EBITDA of $257.3 million

-	Net income for fiscal 2017 third quarter year-to-date results were essentially flat year-over-year, despite the $34.2 million year-over-year increase in research and development (R&D) investments

-	Fiscal third quarter of 2017 revenue up 9%, driven by increased bandwidth demand for residential broadband, commercial in-flight internet and government mobility services

-	Satellite Services segment reached record revenue level for the sixth consecutive quarter at $160.1 million, with a 60% increase in operating profit and Adjusted EBITDA margins of 48%

-	Government Systems segment continued to achieve double digit revenue growth.

-	555 commercial aircraft currently in service with an install backlog of more than 750 aircraft from domestic and international airlines

-	ViaSat-2 satellite construction is complete and the satellite is ready to ship. Launch scheduled for April 25, 2017 from the Guiana Space Centre in French Guiana

-	ViaSat and Eutelsat to close previously announced European broadband joint venture

CARLSBAD, Calif., February 9, 2017 – ViaSat Inc. (NASDAQ: VSAT), a global broadband services and technology company, today announced financial results for the fiscal third quarter ended December 31, 2016.

“Our year-to-date financial performance approaching the April launch of ViaSat-2 is at record levels,” said Mark Dankberg, ViaSat chairman and CEO. “Revenues are up 9% compared to last year on a year-to-date basis. Year-to-date contract awards and Adjusted EBITDA are also at record levels. We’ve achieved record Adjusted EBITDA even with R&D investments year-to-date that are $34 million higher than last year primarily due to our in-house construction of the ViaSat-3 payloads and our commercial mobility solutions portfolio. Those investments enhance our competitive position, help protect our unique intellectual property and are expected to be offset by corresponding capital cost savings on the ViaSat-3 program. Our financial performance is under-pinned by strong backlog and continued momentum in core government business lines and ubiquitous demand for higher speeds and volumes of broadband connectivity in residential, in-flight, and government markets—as well as a growing array of attractive vertical and geographic markets enabled by ViaSat-2 and the ViaSat-3 constellation. Executing on our previously announced partnering arrangement with Eutelsat represents definitive progress in immediately expanding our geographic reach to consumer and mobile markets with the strongest partner in Europe.”

Financial Results

(In millions, except per share data)	Q3 FY17	Q3 FY16	Year-Over- Year Change	First 9 Months FY17	First 9 Months FY16	Year- Over-Year Change
Revenues	$380.6	$347.8	9.5%	$1,142.9	$1,045.5	9.3%
Net income[1]	$4.2	$9.7	(56.5)%	$17.1	$17.3	(1.0)%
Non-GAAP net income[1]	$15.5	$19.8	(21.6)%	$47.1	$46.7	0.8%
Adjusted EBITDA	$83.9	$86.0	(2.4)%	$257.3	$250.0	2.9%
Diluted per share net income[1]	$0.08	$0.20	(60.0)%	$0.33	$0.35	(5.7)%
Non-GAAP diluted per share net income[1]	$0.29	$0.40	(27.5)%	$0.91	$0.95	(4.2)%
Fully diluted weighted average shares	54.0	49.6	8.8%	51.6	49.2	4.9%
New contract awards	$353.7	$340.4	3.9%	$1,276.1	$1,032.1	23.6%
Sales backlog[2,5]	$1,061.9	$866.0	22.6%	$1,061.9	$866.0	22.6%

Segment Results

(In millions)	Q3 FY17	Q3 FY16	Year-Over- Year Change	First 9 Months FY17	First 9 Months FY16	Year-Over- Year Change
Satellite Services
New contract awards	$153.2	$128.0	19.6%	$444.2	$375.9	18.2%
Revenues	$160.1	$141.2	13.4%	$468.8	$413.8	13.3%
Operating profit[3]	$34.8	$21.8	60.0%	$98.3	$59.8	64.2%
Adjusted EBITDA	$76.6	$63.5	20.6%	$222.4	$180.0	23.6%
Commercial Networks
New contract awards	$48.3	$65.4	(26.2)%	$162.5	$153.4	5.9%
Revenues	$54.5	$55.4	(1.7)%	$185.5	$188.6	(1.6)%
Operating loss[3]	$(48.6)	$(29.9)	(62.6)%	$(128.0)	$(70.9)	(80.5)%
Adjusted EBITDA	$(32.6)	$(14.9)	(119.3)%	$(82.5)	$(30.0)	(175.2)%
Government Systems
New contract awards	$152.2	$147.0	3.6%	$669.4	$502.8	33.2%
Revenues	$166.0	$151.1	9.9%	$488.6	$443.1	10.3%
Operating profit [3]	$24.1	$22.8	6.0%	$71.1	$58.4	21.8%
Adjusted EBITDA[4]	$39.9	$37.3	7.0%	$117.4	$100.0	17.4%

[1]	Attributable to ViaSat, Inc. common stockholders.
[2]	Amounts include certain backlog adjustments due to contract changes and amendments.
[3]	Before corporate and amortization of acquired intangible assets.
[4]	Prior periods Government Systems’ segment Adjusted EBITDA has been adjusted to exclude non-controlling interest, net of tax.
[5]

Backlog does not include anticipated equipment purchase orders or future recurring internet service revenues under commercial in-flight internet agreements, nor does it include contracts with ViaSat’s residential broadband internet subscribers.

ViaSat/Eutelsat Partnering Arrangement Update:

ViaSat and Eutelsat Communications (NYSE Euronext Paris: ETL) agreed to close the previously announced joint venture, combining Eutelsat’s current European broadband business with ViaSat’s broadband technologies and consumer Internet Service Provider (ISP) business expertise. Under the terms of the arrangement, an entity to be 51% owned by Eutelsat will own and operate Eutelsat’s KA-SAT satellite and current wholesale broadband business, with ViaSat purchasing a 49% interest for approximately €132.5 million in cash. A second entity to be 51% owned by ViaSat and 49% owned by Eutelsat will purchase wholesale KA-SAT satellite-based capacity to offer retail broadband internet services in the European region. Both entities will be headquartered in Lausanne, Switzerland. The closing of the partnering arrangement is expected to occur by the end of February 2017, upon completion of certain administrative procedures. Additionally, ViaSat and Eutelsat expect to add the ViaSat-3 class satellite currently under construction for the Europe, Middle East and Africa (EMEA) region to the partnering arrangement later this calendar year after concluding final legal and business terms.

Key Financial Announcements from the Third Quarter of Fiscal Year 2017:

On November 23, 2016, ViaSat completed the sale of 7,475,000 shares of common stock in an underwritten public offering, including 975,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares. The net offering proceeds were approximately $503.1 million after deducting underwriting discounts and offering expenses. ViaSat used $225.0 million of the net proceeds to repay all outstanding borrowings under its revolving credit facility, with the remaining net proceeds to be used for general corporate purposes.

Satellite Services

In the third quarter of fiscal year 2017, ViaSat’s Satellite Services segment continued to post strong growth with another quarter of record revenues at $160.1 million, a 13% increase year-over-year. Operating profit grew even faster, up 60% to $34.8 million, and Adjusted EBITDA rose 21% to $76.6 million. Continued expansion of premium higher bandwidth broadband internet plans, plus growth in value-added service offerings drove Average Revenue Per User (ARPU) in ViaSat’s residential broadband internet business to a new record high. Adjusted EBITDA margins reached 48%, up from 45% in the third quarter of fiscal year 2016. Highlights for the quarter include:

•	ViaSat served approximately 675,000 residential subscribers at the close of the third quarter of fiscal year 2017, which was a slight decrease on a year-over-year basis.

•

ARPU in the residential broadband internet business reached a new record high of $63.11, marking the eighth consecutive quarter of growth. A higher mix of subscribers choosing premium service plans and value-added service bundles continued to contribute to the increase in ARPU.

•

At the close of the third quarter of fiscal year 2017, ViaSat’s in-flight internet service was deployed on 555 commercial aircraft. The Company ended the third quarter of fiscal year 2017 with more than 750 commercial aircraft in install backlog. This backlog growth was largely driven by American Airlines selection of ViaSat to outfit its new Boeing 737 MAX fleet, and to retrofit more than 500 aircraft from its existing, mainline domestic fleet, with ViaSat’s in-flight internet system. The install backlog also includes commercial aircraft contracts from EL AL Israel Airlines, Finnair and SAS.

•

During the third quarter of fiscal year 2017, Qantas continued to drive awareness for its “fast, free” in-flight internet service, from ViaSat, that is expected to be deployed across its domestic Australian fleet. In-flight internet trials are set for the fourth quarter of fiscal year 2017, with ViaSat and Qantas executing on their contract to roll out service to more planes by mid-fiscal year 2018.

•

In November 2016, ViaSat acquired Arconics, a Dublin-based software company. With this acquisition ViaSat gained new capabilities in aircraft operations, including connected aircraft software such as Electronic Flight Bag solutions, wireless in-flight entertainment, mobile applications and airline document management expertise. Following the closing of the transaction, ViaSat announced Qatar Airways deployed the Arconics automated web-based document management system across its entire airline group.

Year-to-date, Satellite Services segment results reached record highs, with revenue growth of 13% to $468.8 million and an operating profit increase of 64% year-over-year to $98.3 million. Adjusted EBITDA of $222.4 million was up 24% over the same period last year.

Commercial Networks

In the fiscal third quarter of 2017, ViaSat’s Commercial Networks segment results reflected the planned ramp of investments in next-generation technologies and the associated impact on financial performance in this segment. Quarterly revenues were down slightly compared to the same period last year while R&D expenses were up 93% year-over-year, associated primarily with internal development of the ViaSat-3 payloads and next-generation networks, plus expansion of ViaSat’s commercial in-flight internet solution portfolio. As a result, segment operating losses were higher and Adjusted EBITDA was lower for the third quarter of fiscal year 2017, as compared to the same period last year. Highlights for the quarter include:

•

Construction of the ViaSat-2 satellite is complete. The satellite will be shipped (expected in March 2017) from the Boeing Satellite Systems International facility in El Segundo, California, to the Arianespace launch site in French Guiana. The scheduled launch date for ViaSat-2 is April 25, 2017, with an expected in-service date in the fourth quarter of calendar year 2017.

•

In November 2016, ViaSat and Boeing Satellite Systems International completed Preliminary Design Review (PDR) for the first two ViaSat-3 class satellites. Concluding PDR was a major milestone toward confirming the ViaSat-3 satellites’ ability to satisfy performance specifications and requirements when operating on orbit. ViaSat and Boeing are currently performing detailed design work on each satellite. The first flight hardware is expected to arrive in ViaSat’s Tempe, Arizona satellite integration facility in late calendar year 2017. The first ViaSat-3 class satellite is expected to be ready for launch in calendar year 2019.

Year-to-date, Commercial Networks segment revenues were lower, operating loss was higher and Adjusted EBITDA was lower compared to the same period last year.

Government Systems

In the third quarter of fiscal year 2017, ViaSat’s Government Systems segment revenues increased 10% to $166.0 million compared to the prior year period, while operating profit grew 6% to $24.1 million, and Adjusted EBITDA grew 7% to $39.9 million. Highlights for the quarter include:

•

ViaSat’s focus on bringing commercial innovation to the government sector continued to drive growth in its Government Systems segment for the fiscal third quarter of 2017, with new contract awards totaling $152.2 million and a backlog totaling $654.1 million.

•

ViaSat continued to expand Beyond Line of Sight (BLOS) satellite services to rotary wing platforms both within the United States and with coalition partners, enabling new concepts of operations, including high bandwidth demand search and rescue and reconnaissance missions.

•

The third quarter of fiscal year 2017 included continued progress toward obtaining key NSA certifications for ViaSat’s security encryptor family. The new certifications are expected to enable ViaSat to capture opportunities within new government intelligence communities.

On a year-to-date basis, ViaSat’s Government Systems segment revenues grew 10% to $488.6 million. Year-to-date new contract awards for the Government Systems segment grew sharply, up 33% year-over-year, as demand increased for tactical datalink products and solutions coupled with growth in broadband service offerings. Operating profit increased 22% year-over-year to $71.1 million, generating Adjusted EBITDA of $117.4 million, a 17% increase over the same period last year.

Conference Call

ViaSat will host a conference call to discuss the third quarter of fiscal year 2017 results. Details follow:

DATE/TIME:	Thursday, February 9, 2017 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:

Available from 8:00 p.m. Eastern Time on Thursday, February 9 until 11:59 p.m. Eastern Time on Friday, February 10 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 66679949.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2017 and beyond; satellite construction and launch activities; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, shipment, in-service date, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; international expansion plans; our proposed strategic partnering arrangement with Eutelsat and the timing, costs, economics and other benefits associated therewith and potential future expansion thereof; the benefits of our recent acquisition of Arconics; and the roll-out and uptake of products and services by, and services offered by, our airline partners as well as our commercial networks and government systems customers. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, shipment, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to consummate our proposed strategic partnership arrangement with Eutelsat and to realize the anticipated benefits thereof; our ability to realize the anticipated benefits of our acquisition of Arconics; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About ViaSat

ViaSat, Inc. (NASDAQ: VSAT) keeps the world connected. As a global broadband services and technology company, ViaSat ensures consumers, businesses, governments and military personnel have communications access – anywhere – whether on the ground or in-flight. The Company’s innovations in designing highest-capacity satellites and secure ground infrastructure and terminal technologies coupled with its international network of managed Wi-Fi hotspots enable ViaSat to deliver a best available network that extends the reach and accessibility of broadband internet service, globally. For more information, visit: www.viasat.com, or follow ViaSat on Facebook, Twitter, LinkedIn or YouTube.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Editor’s Note: Arconics is registered as Aerodocs Limited in Ireland.

Copyright © 2017 ViaSat, Inc. All rights reserved. ViaSat, Arconics and Aerodocs are trademarks of ViaSat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues:
Product revenues	$169,574	$156,290	$517,485	$488,298
Service revenues	211,056	191,469	625,433	557,169

Total revenues	380,630	347,759	1,142,918	1,045,467

Operating expenses:
Cost of product revenues	124,579	113,823	382,084	355,832
Cost of service revenues	130,967	123,770	392,790	365,974
Selling, general and administrative	80,282	76,351	236,906	220,809
Independent research and development	34,436	19,169	89,790	55,569
Amortization of acquired intangible assets	2,775	4,261	7,565	13,658

Income from operations	7,591	10,385	33,783	33,625
Interest expense, net	(2,119)	(5,546)	(11,009)	(17,532)

Income before income taxes	5,472	4,839	22,774	16,093
Provision for (benefit from) income taxes	850	(5,105)	5,256	(1,290)

Net income	4,622	9,944	17,518	17,383
Less: net income attributable to the noncontrolling interest, net of tax	379	197	401	92

Net income attributable to ViaSat Inc.	$4,243	$9,747	$17,117	$17,291

Diluted net income per share attributable to ViaSat Inc. common stockholders	$0.08	$0.20	$0.33	$0.35

Diluted common equivalent shares	54,015	49,630	51,647	49,230

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Nine months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP net income attributable to ViaSat Inc.	$4,243	$9,747	$17,117	$17,291
Amortization of acquired intangible assets	2,775	4,261	7,565	13,658
Stock-based compensation expense	14,505	12,033	39,923	34,316
Acquisition related expenses	615	—	615	—
Income tax effect	(6,636)	(6,270)	(18,106)	(18,521)

Non-GAAP net income attributable to ViaSat Inc.	$15,502	$19,771	$47,114	$46,744

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.29	$0.40	$0.91	$0.95

Diluted common equivalent shares	54,015	49,630	51,647	49,230

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT INC. AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Nine months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP net income attributable to ViaSat Inc.	$4,243	$9,747	$17,117	$17,291
Provision for (benefit from) income taxes	850	(5,105)	5,256	(1,290)
Interest expense, net	2,119	5,546	11,009	17,532
Depreciation and amortization	61,578	63,733	183,398	182,162
Stock-based compensation expense	14,505	12,033	39,923	34,316
Acquisition related expenses	615	—	615	—

Adjusted EBITDA	$83,910	$85,954	$257,318	$250,011

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2016				Three months ended December 31, 2015
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems			Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$34,846	$(48,598)	$24,118	$10,366	$21,772	$(29,889)	$22,763			$14,646
Depreciation *	35,136	6,364	8,840	50,340	35,139	5,480	8,826			49,445
Stock-based compensation expense	3,117	5,788	5,600	14,505	2,571	5,059	4,403			12,033
Other amortization	3,330	3,632	1,501	8,463	4,039	4,468	1,520			10,027
Acquisition related expenses	190	179	246	615	—	—	—			—
Noncontrolling interest	—	—	(379)	(379)	—	—	(197)	*	*	(197)

Adjusted EBITDA	$76,619	$(32,635)	$39,926	$83,910	$63,521	$(14,882)	$37,315	*	*	$85,954

	Nine months ended December 31, 2016				Nine months ended December 31, 2015
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems			Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$98,263	$(127,997)	$71,082	$41,348	$59,849	$(70,928)	$58,362			$47,283
Depreciation *	106,384	18,390	26,107	150,881	102,516	16,765	25,160			144,441
Stock-based compensation expense	8,348	16,053	15,522	39,923	7,605	13,777	12,934			34,316
Other amortization	9,238	10,912	4,802	24,952	10,048	10,418	3,597			24,063
Acquisition related expenses	190	179	246	615	—	—	—			—
Noncontrolling interest	—	—	(401)	(401)	—	—	(92)	*	*	(92)

Adjusted EBITDA	$222,423	$(82,463)	$117,358	$257,318	$180,018	$(29,968)	$99,961	*	*	$250,011

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.
**	Government systems segment Adjusted EBITDA has been adjusted to exclude noncontrolling interest, net of tax.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of December 31, 2016	As of March 31, 2016		As of December 31, 2016	As of March 31, 2016
Assets			Liabilities and Equity
Current assets:			Current liabilities:
Cash and cash equivalents	$284,943	$42,088	Accounts payable	$79,485	$95,645
Accounts receivable, net	254,759	286,724	Accrued liabilities	199,070	184,344

Inventories	158,460	145,161	Total current liabilities	278,555	279,989
Prepaid expenses and other current assets***	53,562	47,583	Senior Notes, net***	575,368	575,304

Total current assets	751,724	521,556	Other long-term debt, net***	271,776	370,224
			Other liabilities	40,739	37,371

			Total liabilities	1,166,438	1,262,888

Property, equipment and satellites, net	1,586,837	1,385,107
Other acquired intangible assets, net	44,552	33,604	Total ViaSat Inc. stockholders’ equity	1,710,936	1,129,103
Goodwill	119,625	117,040	Noncontrolling interest in subsidiary	5,706	5,321

Other assets***	380,342	340,005	Total equity	1,716,642	1,134,424

Total assets	$2,883,080	$2,397,312	Total liabilities and equity	$2,883,080	$2,397,312

***

The Company adopted Accounting Standards Updated 2015-03 Interest — Imputation of Interest (ASC 835-30): Simplifying the Presentation of Debt Issuance Costs retrospectively during the first quarter of fiscal 2017 and resultantly reclassified unamortized debt issuance costs as a direct deduction from the carrying amount of the Senior Notes and other long-term debt for all periods presented.

# # #

ViaSat, Inc. Contacts:

Chris (Fallon) Phillips, Public Relations, 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, 760-476-2480, june.harrison@viasat.com